SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 9, 2013 (Date of earliest event reported)

Commission File No.: 0-25969

RADIO ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1166660 (I.R.S. Employer Identification No.)

1010 Wayne Avenue
14th Floor
Silver Spring, Maryland 20910
(Address of principal executive offices)

(301) 429-3200
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.                      Results of Operations and Financial Condition.

The Company issued a press release setting forth the results for its quarter ended March 31, 2013.  A copy of the press release is attached as Exhibit 99.1.

ITEM 8.01.                      Other Events.

The Company also announced that its Board of Directors has approved a stock repurchase authorization in addition to its prior $2 million authorization announced in February of this year. The Company has been authorized, but is not obligated, to repurchase up to an additional $1.5 million worth of its Class A and/or Class D common stock.  Repurchases will be made from time to time in the open market or in privately negotiated transactions in accordance with applicable laws and regulations. The timing and extent of any repurchases will depend upon prevailing market conditions, the trading price of the Company’s Class A and/or Class D common stock and other factors, and subject to restrictions under applicable law. Radio One expects to implement this stock repurchase program in a manner consistent with market conditions and the interests of the stockholders, including maximizing stockholder value. Based on the closing stock prices of Radio One’s Class A and Class D common stock on May 13, 2013, the newly authorized repurchase would represent approximately 1.5% of the Company’s outstanding shares.

ITEM 9.01.                      Financial Statements and Exhibits.

(c) Exhibits

Exhibit Number	Description

99.1	Press release dated May 9, 2013: Radio One, Inc. Reports First Quarter Results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIO ONE, INC.
/s/ Peter D. Thompson

May 14, 2013	Peter D. Thompson
Chief Financial Officer and Principal Accounting Officer